                                                     Exhibit 4(a)
                   ACCLAIM ENTERTAINMENT, INC.

                   1995 RESTRICTED STOCK PLAN
         (As Adopted Effective as of November 30, 1995)

     1. Purpose. The purpose of the Acclaim Entertainment, Inc. 1995 Restricted Stock Plan (the "Plan") is to induce certain employees and independent contractors of Sculptured Software, Inc. ("Sculptured"), a subsidiary of Acclaim Entertainment, Inc. (the "Company") to remain in the employ or service of the Company and its present and future subsidiary corporations ("Subsidiaries"), to encourage ownership of shares in the Company by such employees and independent contractors and to provide additional incentive for such employees and independent contractors to promote the success of Sculptured's and the Company's business.

     2. Effective Date of the Plan. The Plan became effective on November 30, 1995 by action of the Board of Directors (the
"Board").

     3. Stock Subject to Plan. 194,631 of the authorized but unissued shares of common stock, $0.02 par value (the "Common Stock"), of the Company are hereby reserved for issuance under the Plan; provided, however, that the number of shares so reserved may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of Common Stock are purchased by the Company and set aside for issuance under the Plan. If any shares of Common Stock issued under the

Plan are reacquired by the Company as provided in Section 8, such shares shall no longer be available for the purposes of the Plan and shall no longer be subject to the reserve.

     4. Committee. The Plan shall be administered by a committee (the "Committee") consisting of at least two (2) individuals, both (or all) of whom shall be members of the Board. The Committee shall be appointed annually by the Board, which may at any time and from time to time remove any member of the Committee, with or without cause, appoint additional members of the Committee in substitution for or in addition to members previously appointed and fill vacancies, however caused, in the Committee. The Board shall elect one of the Committee's members as the Chairman of the Committee and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All actions by the Committee shall be taken by a majority of its members present at a meeting. Any action may be taken by a written instrument signed by a majority of the members and action so taken shall be fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held.


     5. Administration. The Committee shall allocate the 194,631 shares of Common Stock (the "Restricted Shares") subject to the Plan to the individuals listed on Exhibit A annexed hereto in the amounts listed opposite each such individual's name on said Exhibit A at such time or times as the Committee shall determine (the date of any such action of the Committee being hereinafter called an "Allocation Date"). The purchase price for the Restricted Shares shall be $0.02 per share. The Committee shall also have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it. Any determination by the Committee in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors and personal representatives. The Board may appoint a Secretary for the Committee (who, if no other designation shall be made, shall be the Secretary of the Company) and the Committee shall keep the minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     6. Eligibility. Allocations of Restricted Shares shall be made to persons who are employees or independent contractors of Sculptured who are listed on Exhibit A annexed hereto.

     7. Registration. The issuance by the Company of the Restricted Shares shall be registered by the Company under the Securities Act of 1933 on a Registration Statement on Form S-8 as promptly as reasonable practicable following the adoption of the Plan.

     8. Restricted Shares. (a) Except as otherwise provided in paragraph (b) of this Section 8, the Restricted Shares allocated to a Participant may not be sold, assigned, transferred or otherwise disposed of, and may not be pledged or hypothecated.

The restrictions set forth in the preceding sentence (the "Stock
Restrictions") shall terminate as follows:

          (i)  as to twenty percent (20%) of the Restricted
     Shares owned by the Participant, on the date of his or her Restricted Stock Agreement (as such term is defined in paragraph (c) of this Section 8);

          (ii) as to an additional sixteen percent (16%) of the Restricted Shares owned by the Participant, on December 15,
     1996;

          (iii) as to an additional sixteen percent (16%) of the Restricted Shares owned by the Participant, on December 15,

     1997;

          (iv) as to an additional twenty two percent (22%) of the Restricted Shares owned by the Participant, on December
     15, 1998;

          (v) as to an additional thirteen percent (13%) of the Restricted Shares owned by the Participant, on December 15,
     1999;

          (vi) as to the remaining thirteen percent (13%) of the Restricted Shares owned by the Participant, on December 15,
     2000.

     (b) In addition, if the Participant to whom Restricted Shares have been allocated as of any Allocation Date leaves the employ or service of the Company or its Subsidiaries for any or no reason (other than his or her death or Permanent Disability) prior to the termination of the restriction or restrictions provided for in the first sentence of this Section with respect to all or any of the Restricted Shares allocated to such Participant as of such Allocation Date, he or she shall be obligated immediately to redeliver to the Company the Restricted Shares as to which such restriction shall not have terminated immediately and the Company shall pay to him or her, as payment for such shares, an amount equal to the price paid by the Participant for such Restricted Shares. If a Participant's employment or service with the Company and its Subsidiaries shall terminate by reason of his or her death or Permanent Disability prior to the termination, in whole or in part, of the restrictions with respect to his or her Restricted Shares, then, and only in such event, the restrictions which shall not have theretofore terminated with respect to such Restricted Shares shall forthwith terminate.

     (c) The Participant receiving Restricted Shares shall (i) agree that such Restricted Shares shall be subject to, and shall be held by him or her in accordance with all of the applicable terms and provisions of, the Plan, (ii) agree that the Company may place on the certificates representing the Restricted Shares or new or additional or different shares or securities distributed with respect to the Restricted Shares such legend or legends as the Company may deem appropriate and that the Company may place a stop transfer order with respect to such Restricted Shares with the Transfer Agent(s) for the Common Stock and (iii) at his or her option, (A) be entitled to make the election permitted under section 83(b) of the Code to include in gross income in the taxable year in which the Restricted Shares are transferred to him or her, the fair market value of such shares at the time of transfer, notwithstanding that such shares are subject to a substantial risk of forfeiture within the meaning of the Code, or (B) may be entitled to elect to include in gross income the fair market value of the Restricted Shares as of the date on which such restriction lapses. The foregoing agreement, representation and warranty shall be contained in an agreement in writing ("Restricted Stock Agreement") which shall be delivered by the Participant to the Company. The Committee shall adopt, from time to time, such rules with respect to the return of executed Restricted Stock Agreements as it deems appropriate and failure by the Participant to comply with such rules shall terminate the allocation of such Restricted Shares to the Participant.

     9. Adjustment of Number of Shares. In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any Restricted Stock Agreement and the number of shares of Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet issued shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of Common Stock then subject to a Restricted Stock Agreement and for each share of Common Stock reserved for issuance in accordance with the provisions of the Plan but not yet issued, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged. In the event that there shall be any change, other than as specified in this Section 9, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to a Restricted Stock Agreement and the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet issued, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each Restricted Stock Agreement entered into in accordance with the provisions of the Plan. No adjustment or substitution provided for in this Section 9 shall require the Company to deliver a fractional share under the Plan or any Restricted Stock Agreement.

     10. Withholding and Waivers. (a) Each Participant shall make such arrangements with the Company with respect to income tax withholding as the Company shall determine in its sole discretion is appropriate to ensure payment of federal, state or local income taxes due with respect to the issuance and/or ownership of the shares of Common Stock issued hereunder and the release of the Stock Restrictions on Restricted Shares issued hereunder. In the event of the death of a Participant, an additional condition to the Company's obligation, if any, to issue shares of Common Stock to the executors or administrators of such Participant's estate and to release the Stock Restrictions provided hereunder on any Restricted Shares owned by such Participant as provided in Section 8 shall be the delivery to the Company of such tax waivers, letters testamentary and other documents as the Committee may reasonably determine.

     (b) A Participant may, in the discretion of the Committee and subject to such rules as the Committee may adopt, elect to satisfy his or her withholding obligation arising as a result of the release of the Stock Restrictions with respect to any Restricted Shares, in whole or in part, by electing (an "Election") to deliver to the Company shares of Common Stock (other than shares of Common Stock as to which the Stock

Restrictions (under this or any other agreement entered into in accordance with the Plan) shall not have theretofore terminated) having a fair market value, determined as of the date that the amount to be withheld is determined (the "Tax Date"), equal to the amount required to be so withheld. Such Participant shall pay the Company in cash for any fractional share that would otherwise be required to be delivered.

     (c) Each Election shall be subject to the following restrictions:

          (i)  The Election must be made on or prior to the Tax
     Date;

          (ii)  The Election shall be irrevocable;

          (iii) The Election is subject to the approval of the Committee;

          (iv) If the Participant's transactions in shares of the Common Stock are subject to the provisions of Section
     16(b) of the Exchange Act, an Election may not be made

     within six months of the date of the execution and delivery of the Restricted Stock Agreement governing such Restricted
     Shares.

          (v) If the Participant's transactions in shares of Common Stock are subject to the provisions of Section 16(b) of the Exchange Act, the Election must be made (A) six months or more prior to the Tax Date or (B) during the period beginning on the third business date following the date of the release of the Company's quarterly or annual statement of sales and earnings and ending on the twelfth business day following such date.

     11.  Definitions.  For the purposes hereof:

          A.   The term "Code" shall mean the Internal Revenue
     Code of 1986, as amended.

          B.   The term "Exchange Act" shall mean the Securities
     Exchange Act of 1934 as in effect at the time with respect to which such term is used.

          C. The term "Permanent Disability", unless otherwise defined in the Participant's employment agreement, if any, with Sculptured, shall mean a state of physical or mental incapacity of a Participant such that, in the opinion of the Committee, based upon a medical certificate from a physician or physicians satisfactory to the Committee, the Participant, by reason of injury, illness or disease, is unable to fulfill the requirements of his or her position with the Company and its Subsidiaries and such inability will be permanent and continuous during the remainder of his or her life.

     12. Expenses of Administration. All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

     13. No Employment Right. Neither the existence of the Plan nor the grant of any Restricted Shares hereunder shall require the Company or any Subsidiary to continue any Participant in the employ or as an independent contractor of the Company or such Subsidiary.

     14. Amendment of Plan. The Board may, at any time and from time to time, by a resolution appropriately adopted, make such modifications of the Plan as it shall deem advisable. No amendment of the Plan may, without the consent of the Participants to whom any Restricted Shares shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such Restricted Shares. The Committee may, in its discretion, cause the restrictions imposed in accordance with the provisions of Section 8 hereof with respect to any Restricted Shares to terminate, in whole or in part, prior to the time when they would otherwise terminate.

     15. Expiration and Termination of the Plan. The Plan shall terminate on November 29, 1996 or at such earlier time as the Board may determine; provided, however, that such termination shall not, without the consent of the Participants to whom any Restricted Shares shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such Restricted Shares.

     16. Governing Law. The Plan shall be governed by the laws of the State of New York.

                   ACCLAIM ENTERTAINMENT, INC.
                    1995 RESTRICTED STOCK PLAN

                            EXHIBIT A

I.   Name                          Number of Shares of
     ----                          Restricted Stock
                                   -------------------
Jonathan Slager                         15,000
Kelly Zmak                              12,000
Ned Martin                              10,850
Dwain Skinner                            9,100
Peter Ward                              10,100
Tom Carbone                              7,350
Christopher Shen                         6,850
Arti Haroutunian                         6,250
Jeff Peters                              9,150
David Ross                               8,231
Richard Reagan                           4,500
Al Mecklenburg                           4,500
Rob Nelson                               5,000
Kevin Kralian                            4,500
Adam Clayton                             6,250
Joe Barnes                               3,500
Bruce Gifford                            3,500
Scott Pugh                               2,250
Lynn Pugh                                2,250
Craig Matsura                            2,250
L. Hutcherson                            9,000
Dan Enfield                              2,250
Oren Peli                                2,000
Altair Lane                              2,250
S. Perras                                2,250
Sean Igo                                 2,250
Shelly Dahl                              2,000
Paul Webb                                1,750
Dean Ertel                               1,500
J. Drabik                                1,500
Mark Ganus                               1,500
Chris Braymen                            1,500
Katherine Hoefelmeier                    1,500
M. Yamada                                1,500
Jeff Knight                              1,000
Cherry Caouette                          1,000
Mark Hinrichsen                          1,000
David Butters                            1,000
Kent Barney                              1,000
Mary Scriven                             1,000
Melissa Pardike                          1,000
Chad Johnson                             1,000
Jane Bradley                             1,000
Michael Hunter                             750

Name                               Number of Shares of
----                               Restricted Stock
                                   -------------------
Lee Smith                                  750
Virginia Sargent                           750
Rob Dautel                                 750
Bob Dayley                                 750
Eric Tolman                                750
Neil Melville                              750
Judd Houser                                750
P. Alphonso                                750
Vince Bracken                              750
Eric Nikolaisen                          1,000
Sunny Strasburg                            750
Justin Towns                               500
John Coffey                                500
Daren Smith                                500
Omar Canon                                 500
R. Stagg                                   500
Wayne Tyler                                600
Mike Lott                                1,000
Mike Ulrich                              1,000
John Lund                                1,000
Clark Sorenson                           1,200
Chris Hawkes                               400
Kelly Kofoed                               500
Mike Peery                                 400
John Guymon                                500
Russ Chancellor                            400
Roy Wilkins                                750

                               A-2